Exhibit 99.1

Sara Lee Corporation Three First National Plaza Chicago, IL 60602-4260	News

Contact	Media: Julie Ketay, +1.312.558.8727
Analysts: Aaron Hoffman, +1.312.558.8739

SARA LEE REPORTS EARNINGS FOR SECOND QUARTER OF FISCAL 2006

Diluted earnings per share for the second quarter were $.57, helped by a gain on the disposition of the direct selling business

Corporate unit volumes increased 1% in the second quarter, primarily driven by volume growth in the North American retail meat and foodservice business segments

Significant progress made on all three pillars of the transformation: organizing the business around consumers and customers, achieving operational efficiency and focusing the portfolio

CHICAGO (Feb. 2, 2006) – Sara Lee Corporation (NYSE: SLE) today announced that net sales for the second quarter of fiscal 2006, ending Dec. 31, 2005, were $4.45 billion compared to $4.51 billion in the prior year’s second quarter, a decrease of 1%. During the second quarter, sales and unit volumes grew in four out of the eight business segments, specifically North American retail meats, North American retail bakery, Sara Lee Foodservice and international beverage.

Diluted earnings per share (EPS) were $.57 for the second quarter of fiscal 2006, compared to $.41 for the year-ago period. A gain on the divestiture of the direct selling business and a related tax benefit increased fiscal 2006 second quarter diluted EPS by $.28 and $.07 per share, respectively. However, charges related to the implementation of the company’s transformation plan and business exit activities reduced second quarter diluted EPS by $.08 per share. Operating results also were negatively impacted by various other factors including unfavorable foreign currency exchange rates, higher commodity, packaging and energy costs, and lower unit volumes at several businesses. Despite these factors, the North American retail meats, international bakery and branded apparel business segments reported higher operating segment income in the second quarter.

Sara Lee Reports Earnings for

Second Quarter of Fiscal 2006 – Page 2

Impact of Significant Items on Diluted Earnings per Share

	Second Quarter		Six Months
	2006	2005	2006	2005
Diluted earnings per share, as reported	$.57	$.41	$.65	$.85

Increase / (decrease) in EPS from:
Impairment charges	—	—	$(.22)	—
Transformation costs	$(.04)	—	(.06)	—
Exit activities	(.04)	—	(.06)	—
Accelerated depreciation	(.01)	$(.01)	(.02)	$(.02)
Gain / (loss) on business dispositions	(.01)	.01	.01	.01
Change in vacation policy	.01	—	.01	—
Sale of businesses	.28	—	.28	—
Tax benefit from direct selling transaction	.07	—	.07	—
Dutch tax rate change	—	.03	—	.03
Curtailment gain	—	.01	—	.02

Total impact of significant items*	$.26	$.04	$—	$.04

*	Amounts are rounded and may not add to the total.

“In the second quarter, we delivered results that were consistent with our forecasts. Earnings per share were influenced by several significant items, but our underlying results actually exceeded our guidance for the period,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corporation.

“We believe our transformation initiatives are beginning to have an impact, particularly for the Sara Lee Food & Beverage and Sara Lee Foodservice businesses, which delivered substantially better results in the second quarter than in the first. I am encouraged that these businesses are showing an upward trend. We have been especially pleased with the success of the Sara Lee fresh bread brand, which became the U.S. market leader in the fresh bakery category during the quarter,” added Barnes. “At Sara Lee International, household and body care is facing some challenges and we are taking appropriate actions to improve performance. Our international beverage business continued to see commodity cost pressure that hampered results. European meats results were lower due to the impact of currency and higher spending on media advertising and promotions, while international bakery delivered a much improved quarter, returning to more typical bottom line growth.

“Overall, the transformation is proceeding as we anticipated and we are now beginning to see the benefits of the multitude of changes that we have made over the past year,” concluded Barnes.

Sara Lee Reports Earnings for

Second Quarter of Fiscal 2006 – Page 3

Total media advertising and promotion (MAP) spending for continuing operations decreased 3% in the second quarter, primarily because of lower spending behind retail meat and branded apparel brands in the United States, the weaker euro compared to the year-ago period and a shift to driving the business through strategic pricing actions and other marketing activities such as coupons that are not captured in MAP spending.

The consolidated unit volumes for the corporation increased 1% during the second quarter of fiscal 2006, driven by unit volume growth in four out of eight business segments, specifically North American retail meats, North American retail bakery, Sara Lee Foodservice and international beverage.

Transformation Plan Update – Second Quarter Fiscal 2006

In February 2005, Sara Lee embarked on a bold, multi-year, strategic plan to transform the company and tighten its focus on the food, beverage, and household and body care categories. The transformation plan is designed to dramatically improve Sara Lee’s performance and better position the company for long-term growth. The plan is built upon three pillars and a second quarter update for each pillar follows.

Pillar 1: Organize the business around consumers, customers and geographic markets

The new organization design for the two continuing North American businesses – Sara Lee Food & Beverage and Sara Lee Foodservice – was completed, while the redesign of the corporate functions Procurement, Information Systems and Process Improvement to Excellence (PIE) is well underway. Since the beginning of fiscal 2006, Sara Lee has hired more than 500 new employees in the United States. The plan for relocating the management of the new North American organization to a single headquarters in Downers Grove, Ill., is on track for completion in the fall of 2006. Sara Lee International continues to move forward with the consolidation of its local offices into one centralized location per country or region, supported by a shared services organization for back-office functions. The international business also made progress with its planned workforce reduction.

Sara Lee Reports Earnings for

Second Quarter of Fiscal 2006 – Page 4

Pillar 2: Achieve operational efficiency to fund growth

During the second quarter, the company made significant progress with the implementation of operational efficiency initiatives such as centralized procurement, common information technology (IT) systems and the PIE program. The new global procurement organization is developing cost reduction initiatives focused on – among other activities – commodities, packaging and indirect spending. The global information systems group reached an important milestone with the on-time and on-budget upgrade of the bakery SAP system to the most current SAP release without any business interruptions. This IT platform will ultimately support all of North America. And, the PIE team advanced its four process improvement projects – innovation, pricing/trade spending, sales and operations planning, and business planning – by mapping and designing process flows.

Pillar 3: Focus the portfolio

To date, Sara Lee has made significant progress toward its portfolio transformation. In the second quarter, the company completed the sale of its direct selling business and its U.S. retail coffee business, excluding Senseo. In November, the company announced that it had reached an agreement to sell its European nuts and snacks business to PepsiCo for €130 million; the transaction is expected to close in the fourth quarter of fiscal 2006. Preparations for the spin-off to shareholders of the Branded Apparel, Americas/Asia business, under the name Hanesbrands Inc., are on track for completion in the June – September, 2006 timeframe. In January 2006, after the close of the second quarter, Sara Lee announced that it had signed an agreement to acquire Butter-Krust Baking, a Sunbury, Pa.-based, privately held, fresh bakery business, for approximately $72 million. This acquisition will enable Sara Lee to expand its mid-Atlantic distribution coverage to better serve its customers and to reach more than 20 million additional consumers, increasing its U.S. market coverage from just over 70% to nearly 80% of the country. The transaction is subject to regulatory approvals and other customary closing conditions. Finally, the sale of the branded apparel business in Europe to an affiliate of Sun Capital Partners, Inc., is expected to close in the near future. Sara Lee’s branded apparel U.K. operation, Sara Lee Courtaulds, which manufactures private-label clothing for retailers, is not part of this transaction.

Sara Lee Reports Earnings for

Second Quarter of Fiscal 2006 – Page 5

Separately, the company currently is evaluating options to maximize shareholder value relative to its European meats business, and no longer expects to complete a sale in the third quarter of fiscal 2006, as previously announced. Regardless of decisions about the business, the company remains dedicated to its capital structure commitments, including buying back $2 billion of stock over the next several years, reducing debt by at least $1.5 billion and paying a dividend of $.79 per share for fiscal 2006. The company also continues to expect total after-tax proceeds from all dispositions to exceed $3 billion with more than half coming from the dividend from the spin-off of Branded Apparel, Americas/Asia.

Year-to-Date Financial Highlights

For the first six months of fiscal 2006, ending Dec. 31, 2005, Sara Lee reported net sales of $8.64 billion, down 1% over the same period a year ago. Diluted EPS for the first half of fiscal 2006 were $.65, compared to $.85 for the year-ago period. Net cash flow from operating activities was approximately $850 million for the first six months of fiscal 2006, compared to approximately $800 million in the comparable period last year. Total MAP spending decreased 2% compared to the first half of fiscal 2005 and corporate unit volumes decreased 1% in the six month period year over year.

Business Performance Review

In the second quarter of fiscal 2006, the U.K. branded apparel private-label division has been reported as a discontinued operation. Prior year amounts have been restated to conform with the current year’s earnings presentation.

Sara Lee Food & Beverage

The Sara Lee Food & Beverage business is the company’s North American retail food group, comprising the retail meats and retail bakery segments, the latter including the Senseo single-serve coffee innovation.

North American Retail Meats

Net sales in the North American retail meats segment were up 4% to $672 million on the strength of an 8% increase in unit volumes, driven by new product success and strategic pricing actions. Sales increased despite the negative sales impact of the disposition of two brands in the prior year.

Sara Lee Reports Earnings for

Second Quarter of Fiscal 2006 – Page 6

Reported operating segment income for the second quarter was $50 million, an increase of $1 million or 1%, which included a $20 million net decrease related to transformation charges, exit activities and other significant items as described in the attached Operating Results by Business Segment schedule. The remaining operating segment income increase of $21 million, or 46%, was primarily due to higher unit volumes, favorable sales mix and lower commodity costs, partially offset by significantly higher energy costs and the impact of strategic pricing actions. During the quarter, dollar-share gains were recorded in six of the eight retail packaged meat categories in which Sara Lee competes, primarily resulting from improved marketing execution and the success of strategic pricing actions. Sales of Jimmy Dean Skillets, Breakfast Sandwiches and Breakfast Sausage drove double-digit sales growth for the brand, while sales of the Hillshire Farm brand grew on the strength of Smoked Sausage and Deli Select Ultra Thin lunchmeats performance.

For the six months ending Dec. 31, 2005, North American retail meats reported net sales of $1.29 billion, up 3% from $1.25 billion in the year-ago period. Operating segment income for the first six months of fiscal 2006 was $67 million, compared to $73 million in the corresponding period of fiscal 2005, with the decline resulting from restructuring charges, transformation costs and non-recurring gains on business dispositions reported in the first half of fiscal 2005.

North American Retail Bakery (including Senseo coffee)

North American retail bakery posted a 3% increase in net sales to $463 million driven by overall unit volume growth and favorable sales mix in the U.S. fresh bakery business. Volume growth was driven by Sara Lee fresh bread sales, partially offset by the exit of certain regional bread business in fiscal 2005. Operating segment income decreased by $6 million from a loss of $11 million to a loss of $17 million. $10 million of the decrease related to transformation charges, exit activities and other significant items described in the attached Operating Results by Business Segment schedule. The remaining operating segment income increase of $4 million, or 31%, was primarily due to increased unit volumes, improved productivity and certain price increases, which were partially offset by higher energy and labor costs and increased MAP spending on Senseo.

Sara Lee Reports Earnings for

Second Quarter of Fiscal 2006 – Page 7

The Sara Lee fresh bakery brand, which was primarily a small West Coast bagel business four years ago, has rapidly surpassed competitors in the U.S. fresh bakery category. During the second quarter, Sara Lee became the leading fresh bakery brand in America with a 5.7% share of the market in the combined packaged bread, buns, rolls, bagels and English muffins category according to Information Resources, Inc. share data. Sara Lee Soft & Smooth whole-grain white bread, which was launched only six months ago, has been the best-selling fresh bread stock keeping unit (SKU) in the United States since its launch, and the product was selected as one of BusinessWeek’s best new products of 2005. At the end of the quarter, the Sara Lee brand launched its first products in the sweet breakfast breads and English muffins segments, expanding its portfolio of products that use a blend of whole-grain and refined-grain flour to preserve great taste and offer nutritional benefits.

Unit volumes and sales for Senseo single-serve coffee pods increased significantly compared to last year’s second quarter. During the 2005 holiday season, Sara Lee’s business partner Philips Electronics sold 229,000 Senseo coffee machines in the United States, bringing the total number of machines in U.S. homes to more than 630,000.

For the six months ending Dec. 31, 2005, North American retail bakery reported net sales of $923 million, up from $920 million in the year-ago period. An operating segment loss of $21 million was reported for the first six months of fiscal 2006, compared to a loss of $2 million in the corresponding period of fiscal 2005, with the decline resulting primarily from restructuring charges, transformation costs and a non-recurring curtailment gain in the first half of fiscal 2005.

For the second quarter, net sales for the Sara Lee Food & Beverage business, on an aggregate basis, increased 3% to $1.14 billion. Quarterly profits were $33 million, down 11% from the prior year. For the first half of fiscal 2006, Sara Lee Food & Beverage reported a net sales increase of 2% to $2.21 billion and profits of $46 million compared to $71 million in the year-ago period.

Sara Lee Foodservice

The Sara Lee Foodservice business is a leading supplier of coffee, meats and bakery solutions to a broad base of foodservice operators across North America.

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Second Quarter of Fiscal 2006 – Page 8

Sara Lee Foodservice unit volumes increased 5% during the second quarter, primarily due to strong volumes for refrigerated dough, hot dogs, corn dogs, cooked breakfast sausages and lunchmeats. Liquid coffee concentrate unit volumes increased by double-digits in the second quarter, but this was more than offset by volume declines in the traditional roast and ground coffee business.

For the second quarter of fiscal 2006, Sara Lee Foodservice reported net sales of $609 million, an increase of 5% from $580 million in the second quarter of fiscal 2005. Sales grew as a result of increased overall unit volumes and higher coffee prices, partially offset by an unfavorable sales mix. Operating segment income for the second quarter of fiscal 2006 was $56 million, compared to $62 million for the corresponding period a year ago. Operating segment income in the quarter was negatively impacted by transformation costs, a non-recurring curtailment gain in the prior year’s period and increased energy costs.

During the quarter, Sara Lee Foodservice made progress on the opportunity to cross-sell its meats, bakery and coffee products to existing customers that previously only had bought products from one or two of the three categories. Strong volumes for BK Joe, Burger King’s new coffee concept based on Sara Lee’s proprietary liquid coffee concentrate, was another success of the segment’s customer focus initiatives.

For the six months ending Dec. 31, 2005, Sara Lee Foodservice reported net sales of $1.15 billion, up 2% from $1.12 billion in the prior year’s first half. Operating segment income for the first six months of fiscal 2006 was $72 million, a decrease of 32% compared to $105 million for the same period in fiscal 2005, primarily because of lower profits in the roast and ground coffee business, higher selling, general and administrative (SG&A) expenses, transformation costs and a comparison to a non-recurring curtailment gain in first half of fiscal 2005.

Sara Lee International

The Sara Lee International business comprises international beverage, European meats, international bakery and the global household and body care segment. Results for the European meats business, which were formerly included in international beverage, are now included in Sara Lee International as a separate business segment.

Sara Lee Reports Earnings for

Second Quarter of Fiscal 2006 – Page 9

International Beverage

International beverage unit volumes were up 1% in the second quarter of fiscal 2006, particularly driven by volume growth in Brazil, the Netherlands and Germany. Net sales in the international beverage segment increased 1% to $598 million in the second quarter. Reported operating segment income decreased $47 million or 42%, of which $42 million of the decrease related to transformation charges, exit activities and other significant items as described in the attached Operating Results by Business Segment schedule. The remaining operating segment income decrease of $5 million, or 5%, was primarily due to higher commodity costs and a challenging retail environment in Europe.

For the first half of fiscal 2006, international beverage sales were $1.12 billion, up 2% from $1.10 billion in the year-ago period. Operating segment income for the first six months of fiscal 2006 was $126 million, compared to $210 million in the corresponding period of fiscal 2005, or a decrease of 40%, resulting primarily from lower margins, lower first quarter unit volumes, transformation costs and unfavorable foreign currency exchange rates.

European Meats

Unit volumes in the European meats segment were down 1% in the second quarter, primarily due to weakness in France. Net sales for the European meats segment decreased 8% to $285 million in the second quarter due to unfavorable foreign currency exchange rates and slightly lower unit volumes. Operating segment income was $21 million in the second quarter of fiscal 2006, compared to $31 million in the year-ago period, the decline was primarily due to unfavorable foreign currency effects, restructuring costs and higher MAP spending, the latter particularly in France behind the Aoste brand.

For the six months ending Dec. 31, 2005, European meats reported net sales of $569 million, down 3% from $588 million in the year-ago period. Operating segment income for the first six months of fiscal 2006 was $51 million, compared to $64 million in the first half of fiscal 2005, with the 20% decline resulting primarily from restructuring charges, higher MAP spending and unfavorable foreign currency exchange rates.

Sara Lee Reports Earnings for

Second Quarter of Fiscal 2006 – Page 10

International Bakery

Unit volumes in the international bakery segment were flat in the second quarter as unit volume growth in the European refrigerated dough business was offset by lower unit volumes for the fresh bakery business in Spain and frozen bakery in Australia. Net sales for the international bakery segment decreased 5% to $190 million in the second quarter due primarily to unfavorable foreign currency exchange rates. Operating segment income was $21 million in the second quarter of fiscal 2006, compared to $20 million in the year-ago period. The increase of 3% was mainly due to procurement savings and higher margins that more than offset unfavorable foreign currency effects.

For the six months ending Dec. 31, 2005, international bakery reported net sales of $382 million, down 1% from $387 million in the year-ago period. Operating segment income for the first six months of fiscal 2006 was $33 million, compared to $41 million in the first half of fiscal 2005, with the 20% decline resulting primarily from restructuring charges, higher MAP spending and unfavorable foreign currency exchange rates.

Household and Body Care

Unit volumes in the household and body care segment’s four core categories declined 2% in the second quarter, as higher unit volumes for body care, shoe care and insecticides were more than offset by lower unit volumes for air care, the latter particularly in Europe. In the body care category, the Sanex brand continued to perform well, driven by new products such as Sanex Excel, a concentrated deodorant spray, and Sanex Vitality, a body care line for women. However, growth for the Sanex brand could not fully offset sales softness in some of the other bath and shower brands, particularly Radox in the United Kingdom and Duschdas in Germany. After a challenging first quarter, sales rebounded for Kiwi shoe care products, particularly in the United States, driving sales growth in the shoe care category. Strong sales in India and Malaysia drove sales growth in the insecticides category. Air care unit volumes and sales continued to decline, particularly in Europe where the Ambi Pur brand is facing tough price competition. The company continues to focus on new product development and product re-launches to reverse the trend.

Sara Lee Reports Earnings for

Second Quarter of Fiscal 2006 – Page 11

The lower overall unit volume, combined with lower selling prices and unfavorable foreign currency exchange rates, translated into lower net sales for household and body care in the second quarter, down 8% to $451 million. Reported operating segment income declined $46 million, or 57% in the second quarter of fiscal 2006, of which $28 million of the decrease related to transformation charges, exit activities and other significant items as described in the attached Operating Results by Business Segment schedule. The remaining operating segment income decrease of $18 million, or 29%, was primarily due to lower unit volumes and margins, especially in air care.

For the first six months of fiscal 2006, household and body care sales were $897 million, down 6% from $953 million in the year-ago period. Operating segment income for the first half of fiscal 2006 was $115 million, compared to $149 million in the corresponding period of fiscal 2005, or a decrease of 23%, resulting primarily from lower unit volumes and margins, transformation costs and unfavorable foreign currency exchange rates.

On a combined basis, net sales for the Sara Lee International business were down 4% to $1.52 billion in the second quarter of fiscal 2006, while profits were down 42% to $142 million. Year-to-date, Sara Lee International net sales were $2.97 billion, down 2%, and profits were down 30% to $325 million.

Branded Apparel

Branded Apparel markets a portfolio of apparel brands in the outerwear (e.g., T-shirts, casualwear and activewear), innerwear (e.g., underwear, socks and intimate apparel) and hosiery categories sold primarily in the Americas/Asia. The Branded Apparel business is currently preparing to be spun off from Sara Lee between June and September, 2006, under the new corporate name Hanesbrands Inc.

For the second quarter of fiscal 2006, Branded Apparel reported net sales of $1.18 billion, down 5% compared to the same period last year. This decrease was largely driven by overall volume declines of 3%, primarily due to planned exits of certain low-margin fleece and sleepwear businesses and continued weakness in the hosiery category. Sales volumes were strong for Hanes men’s and boy’s underwear and C9 by Champion athleticwear.

Sara Lee Reports Earnings for

Second Quarter of Fiscal 2006 – Page 12

Operating segment income for the second quarter of fiscal 2006 was $169 million, compared to $154 million for the second quarter of fiscal 2005, up 10%. Improved inventory management, lower SG&A expenses and favorable cotton costs more than offset the effects of lower unit volumes and pricing pressure during the quarter.

Year-to-date, Branded Apparel reported net sales of $2.32 billion, down 6% from $2.46 billion in the prior year’s first half. Operating segment income for the first six months of fiscal 2006 was $291 million, a decrease of 3% compared to $300 million for the same period in fiscal 2005.

Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $57 million for the second quarter of fiscal 2006, an increase of $11 million compared to the year-ago period, resulting from higher net average interest rates. General corporate expenses were $80 million in the second quarter, compared to $74 million in the comparable period of the prior year. The effective tax rate for continuing operations was 19.2% for the second quarter of fiscal 2006, compared to 12.7% in last year’s second quarter. During the second quarter of fiscal 2006, the company did not repurchase any shares of its common stock. Approximately 87 million shares remain authorized by the board of directors for repurchase.

Outlook

Sara Lee’s management currently expects diluted EPS for the third quarter of fiscal 2006 to fall within a range of $.21 to $.26, compared to $.24 in the year-ago period. The third quarter guidance does not include any results for discontinued operations, gains or losses on dispositions or any charges associated with the transformation that may be recognized during the quarter.

Full-year fiscal 2006 diluted EPS for the corporation are expected to be in a range of $1.17 to $1.27, compared to $.90 in fiscal 2005, which was negatively impacted by $.55 per share in net charges related to significant items. The current full-year guidance includes only those significant items reported in the first and second quarters of fiscal 2006 (including impairment charges, exit activities, transformation costs and gains on business dispositions), and they had no net impact on EPS. It does not include any results for discontinued operations, transformation related charges, gains or losses from business dispositions, or further impairment charges that may occur in subsequent quarters.

Sara Lee Reports Earnings for

Second Quarter of Fiscal 2006 – Page 13

The company expects to complete its $1 billion share repurchase plan either at the end of fiscal 2006 or early in fiscal 2007. The repurchase will likely occur after the spin-off of Branded Apparel, Americas/Asia and will provide better economic value for the company post-spin. There are no benefits from the additional share repurchase in the EPS guidance for fiscal 2006. The company expects to repurchase another $1 billion of stock in the early years of the transformation.

For the third quarter of fiscal 2006, operating segment income is expected to increase compared to last year’s third quarter in five of the eight business segments: North American retail meats and retail bakery, foodservice, international bakery and Branded Apparel, Americas/Asia. The company currently expects base business profitability to improve over the course of the fiscal year for each of its business segments with the exception of European Meats and Household and Body Care.

Webcast

Sara Lee Corporation’s review of second quarter results for fiscal 2006 will be broadcast live via the Internet today at 9 a.m. CST. During the webcast, the company will discuss second quarter results and provide an outlook for the third quarter and full fiscal year. The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 10 a.m. CST. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Wednesday, Aug. 2, 2006.

Forward-looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Outlook,” and the timing and expected net proceeds from planned business divestitures. In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•	Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

Sara Lee Reports Earnings for

Second Quarter of Fiscal 2006 – Page 14

•	The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues on sales and profitability of Sara Lee products; and (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•	Sara Lee’s transformation plan, such as (vii) Sara Lee’s ability to complete planned business dispositions, and the timing and terms of such transactions; (viii) Sara Lee’s ability to obtain a favorable tax ruling, and any other required regulatory approvals, on the proposed spin-off of its Branded Apparel, Americas/Asia business; (ix) Sara Lee’s ability to effectively integrate its remaining businesses into the contemplated new business structure, including Sara Lee’s ability to transition customers to different Bakery brands, transition to common information systems and processes and manage plant capacity and workforce reductions; (x) Sara Lee’s ability to generate the anticipated efficiencies and savings from the transformation plan; and (xi) the impact of the transformation plan on Sara Lee’s relationships with its employees, its major customers and vendors and Sara Lee’s cost of funds;

•	Sara Lee’s international operations, such as (xii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro, given Sara Lee’s significant concentration of business in Western Europe; and (xiii) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers; and

•	Previous business decisions, such as (xiv) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (xv) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds; (xvi) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xvii) the continued legality of tobacco products in the Netherlands, Germany and Belgium.

In addition, the corporation’s results also may be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2005, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Description

Sara Lee Corporation (www.saralee.com) is a Chicago-based global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. In February 2005, the company began executing a bold and ambitious multi-year plan to transform Sara Lee into a company focused on its food, beverage, and household and body care businesses around the world. As part of its transformation plan, Sara Lee will drive growth in its key categories via such strong brands as Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Senseo and its namesake, Sara Lee.

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Consolidated Statements of Income	Sara Lee Corporation (NYSE)

(In millions, except per share amounts)

	Second Quarter Ended			Six Months Ended
	December 31, 2005	January 1, 2005	Percent Change	December 31, 2005	January 1, 2005	Percent Change
Continuing operations
Net sales	$4,448	$4,512	(1.4)%	$8,640	$8,763	(1.4)%

Cost of sales	2,813	2,852		5,504	5,541
Selling, general and administrative expenses	1,281	1,270		2,534	2,488
Charges for (income from) exit activities and business dispositions	58	(10)		57	(16)
Contingent sale proceeds	—	—		(114)	(117)
Interest expense	76	71		150	137
Interest income	(19)	(25)		(40)	(51)

	4,209	4,158		8,091	7,982

Income from continuing operations before income taxes	239	354	(32.8)	549	781	(29.8)
Income taxes	46	45		111	128

Income from continuing operations	193	309	(37.8)	438	653	(32.9)

Income (loss) from discontinued operations, net of tax	30	17		(148)	25
Gain on sale of Discontinued Operations, net of tax	215	—		215	—

Net income	$438	$326	34.4	$505	$678	(25.6)

Income from continuing operations per common share
Basic	$0.25	$0.39	(35.9)	$0.57	$0.83	(31.3)

Diluted	$0.25	$0.39	(35.9)	$0.56	$0.82	(31.7)

Net income per common share
Basic	$0.58	$0.41	41.5	$0.65	$0.86	(24.4)

Diluted	$0.57	$0.41	39.0	$0.65	$0.85	(23.5)

Average shares outstanding
Basic	761	788		771	790

Diluted	765	795		775	796

Please see the corporation’s quarterly report on Form 10-Q which will be filed with the Securities and Exchange Commission for further information and details regarding the corporation’s reported results.

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

	Second Quarter Ended
	Sales		Percent Change	Income from Continuing Operations Before Income Taxes		Percent Change
(In millions)	December 31, 2005	January 1, 2005		December 31, 2005	January 1, 2005
North American Retail Meats	$672	$650	3.5%	$50	$49	1.1%
North American Retail Bakery	463	449	3.1	(17)	(11)	(41.0)
Foodservice	609	580	4.9	56	62	(9.4)
International Beverage	598	592	0.8	64	111	(42.4)
European Meats	285	311	(8.2)	21	31	(32.2)
International Bakery	190	200	(4.8)	21	20	3.4
Household & Body Care	451	491	(8.0)	36	82	(57.5)
Branded Apparel	1,182	1,241	(4.8)	169	154	9.7

Total sales and operating segment income	4,450	4,514	(1.4)	400	498	(19.9)
Intersegment sales	(2)	(2)	(50.9)	—	—	—
Amortization of identifiable intangibles	—	—	—	(24)	(24)	1.7
General corporate expenses	—	—	—	(80)	(74)	(8.6)
Contingent sale proceeds	—	—	—	—	—	—

Total net sales and operating income	4,448	4,512	(1.4)	296	400	(26.3)
Net interest expense	—	—	—	(57)	(46)	(24.5)

Net sales and income from continuing operations before income taxes	$4,448	$4,512	(1.4)%	$239	$354	(32.8)%

	Six Months Ended
	Sales		Percent Change	Income from Continuing Operations Before Income Taxes		Percent Change
	December 31, 2005	January 1, 2005		December 31, 2005	January 1, 2005
North American Retail Meats	$1,287	$1,246	3.3%	$67	$73	(8.5)%
North American Retail Bakery	923	920	0.3	(21)	(2)	NM
Foodservice	1,145	1,118	2.4	72	105	(31.9)
International Beverage	1,123	1,096	2.4	126	210	(40.1)
European Meats	569	588	(3.2)	51	64	(20.4)
International Bakery	382	387	(1.3)	33	41	(19.8)
Household & Body Care	897	953	(5.8)	115	149	(22.9)
Branded Apparel	2,319	2,459	(5.7)	291	300	(3.0)

Total sales and operating segment income	8,645	8,767	(1.4)	734	940	(22.0)
Intersegment sales	(5)	(4)	(48.0)	—	—	—
Amortization of identifiable intangibles	—	—	—	(48)	(54)	11.3
General corporate expenses	—	—	—	(141)	(136)	(4.0)
Contingent sale proceeds	—	—	—	114	117	(2.3)

Total net sales and operating income	8,640	8,763	(1.4)	659	867	(24.1)
Net interest expense	—	—	—	(110)	(86)	(27.7)

Net sales and income from continuing operations before income taxes	$8,640	$8,763	(1.4)%	$549	$781	(29.8)%

Please see the corporation’s quarterly report on Form 10-Q which will be filed with the Securities and Exchange Commission for further information and details regarding the corporation’s reported results.

Consolidated Balance Sheets	Sara Lee Corporation (NYSE)

(In millions)

	December 31, 2005	July 2, 2005
ASSETS
Cash and equivalents	$1,955	$538
Trade accounts receivable	1,746	1,798
Inventories	2,184	2,284
Other current assets	482	336
Assets of discontinued operations held for sale	580	860

Total current assets	6,947	5,816

Other noncurrent assets	129	117
Deferred tax asset	391	303
Property, net	2,992	3,030
Trademarks and other identifiable intangibles, net	1,490	1,574
Goodwill	3,142	3,154
Assets of discontinued operations held for sale	52	429

	$15,143	$14,423

LIABILITIES AND EQUITY
Notes payable	$1,378	$239
Accounts payable	1,244	1,255
Accrued liabilities	2,817	2,507
Current maturities of long-term debt	599	381
Liabilities of discontinued operations held for sale	386	591

Total current liabilities	6,424	4,973

Long-term debt	3,736	4,114
Pension obligation	858	858
Other liabilities	1,373	1,354
Liabilities of discontinued operations held for sale	119	124
Minority interest in subsidiaries	68	62
Common stockholders’ equity	2,565	2,938

	$15,143	$14,423

Please see the corporation’s quarterly report on Form 10-Q which will be filed with the Securities and Exchange Commission for further information and details regarding the corporation’s reported results.

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	Second Quarter		Dollar Change	Percent Change	Second Quarter YTD		Dollar Change	Percent Change
	2006	2005			2006	2005
North American Retail Meats

Net Sales	$672	$650	$22	3.5%	$1,287	$1,246	$41	3.3%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(3)	$3		$—	$(7)	$7
Dispositions	—	22	(22)		—	43	(43)

Total	$—	$19	$(19)		$—	$36	$(36)

Operating segment income	$50	$49	$1	1.1%	$67	$73	$(6)	(8.5)%

Increase/(decrease) in operating segment income from:
Exit activities and business dispositions	$(6)	$5	$(11)		$(10)	$5	$(15)
Transformation charges	(8)	—	(8)		(13)	—	(13)
Accelerated depreciation	(1)	—	(1)		(2)	—	(2)
Change in vacation policy	3	—	3		3	—	3
Dispositions	—	3	(3)		—	5	(5)

Total	$(12)	$8	$(20)		$(22)	$10	$(32)

North American Retail Bakery

Net Sales	$463	$449	$14	3.1%	$923	$920	$3	0.3%

Operating segment income	$(17)	$(11)	$(6)	(41.0)%	$(21)	$(2)	$(19)	NM

Increase/(decrease) in operating segment income from:
Exit activities and business dispositions	$(1)	$1	$(2)		$(2)	$1	$(3)
Transformation charges	(6)	—	(6)		(10)	—	(10)
Accelerated depreciation	(1)	—	(1)		(5)	(4)	(1)
Change in vacation policy	3	—	3		3	—	3
Benefit plan curtailment gain	—	4	(4)		—	12	(12)

Total	$(5)	$5	$(10)		$(14)	$9	$(23)

Total Sara Lee Food & Beverage Business

Net Sales	$1,135	$1,099	$36	3.3%	$2,210	$2,166	$44	2.0%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(3)	$3		$—	$(7)	$7
Dispositions	—	22	(22)		—	43	(43)

Total	$—	$19	$(19)		$—	$36	$(36)

Operating segment income	$33	$38	$(5)	(11.0)%	$46	$71	$(25)	(34.6)%

Increase/(decrease) in operating segment income from:
Exit activities and business dispositions	$(7)	$6	$(13)		$(12)	$6	$(18)
Transformation charges	(14)	—	(14)		(23)	—	(23)
Accelerated depreciation	(2)	—	(2)		(7)	(4)	(3)
Change in vacation policy	6	—	6		6	—	6
Dispositions	—	3	(3)		—	5	(5)
Benefit plan curtailment gain	—	4	(4)		—	12	(12)

Total	$(17)	$13	$(30)		$(36)	$19	$(55)

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	Second Quarter		Dollar Change	Percent Change	Second Quarter YTD		Dollar Change	Percent Change
	2006	2005			2006	2005
Sara Lee Foodservice

Net Sales	$609	$580	$29	4.9%	$1,145	$1,118	$27	2.4%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$(1)	$1
Dispositions	—	1	(1)		—	2	(2)

Total	$—	$1	$(1)		$—	$1	$(1)

Operating segment income	$56	$62	$(6)	(9.4)%	$72	$105	$(33)	(31.9)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$—	$—
Transformation charges	(2)	—	(2)		(4)	—	(4)
Accelerated depreciation	(1)	(3)	2		(2)	(7)	5
Benefit plan curtailment gain	—	5	(5)		—	14	(14)
Dispositions	—	1	(1)		—	1	(1)
Change in vacation policy	4	—	4		4	—	4
Hurricane losses	(2)	—	(2)		(5)	—	(5)

Total	$(1)	$3	$(4)		$(7)	$8	$(15)

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	Second Quarter		Dollar Change	Percent Change	Second Quarter YTD		Dollar Change	Percent Change
	2006	2005			2006	2005
International Beverage

Net Sales	$598	$592	$6	0.8%	$1,123	$1,096	$27	2.4%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$30	$(30)		$—	$15	$(15)

Operating segment income	$64	$111	$(47)	(42.4)%	$126	$210	$(84)	(40.1)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$8	$(8)		$—	$7	$(7)
Exit activities and business dispositions	(29)	—	(29)		(45)	—	(45)
Accelerated depreciation	(3)	—	(3)		(3)	—	(3)
Transformation charges	(2)	—	(2)		(4)	—	(4)

Total	$(34)	$8	$(42)		$(52)	$7	$(59)

European Meats

Net Sales	$285	$311	$(26)	(8.2)%	$569	$588	$(19)	(3.2)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$25	$(25)		$—	$26	$(26)

Operating segment income	$21	$31	$(10)	(32.2)%	$51	$64	$(13)	(20.4)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$3	$(3)		$—	$3	$(3)
Exit activities and business dispositions	(3)	—	(3)		(3)	—	(3)
Transformation charges	—	—	—		(1)	—	(1)

Total	$(3)	$3	$(6)		$(4)	$3	$(7)

International Bakery

Net Sales	$190	$200	$(10)	(4.8)%	$382	$387	$(5)	(1.3)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$14	$(14)		$—	$13	$(13)

Operating segment income	$21	$20	$1	3.4%	$33	$41	$(8)	(19.8)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$1	$(1)		$—	$1	$(1)
Exit activities and business dispositions	—	—	—		(5)	—	(5)
Transformation charges	(1)	—	(1)		(1)	—	(1)

Total	$(1)	$1	$(2)		$(6)	$1	$(7)

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	Second Quarter		Dollar Change	Percent Change	Second Quarter YTD		Dollar Change	Percent Change
	2006	2005			2006	2005
Household & Body Care

Net Sales	$451	$491	$(40)	(8.0)%	$897	$953	$(56)	(5.8)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$28	$(28)		$—	$27	$(27)
Dispositions	—	3	(3)		—	6	(6)

Total	$—	$31	$(31)		$—	$33	$(33)

Operating segment income	$36	$82	$(46)	(57.5)%	$115	$149	$(34)	(22.9)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$4	$(4)		$—	$4	$(4)
Exit activities and business dispositions	(6)	14	(20)		20	14	6
Accelerated depreciation	(5)	(3)	(2)		(9)	(6)	(3)
Transformation charges	(2)	—	(2)		(4)	—	(4)
Dispositions	—	—	—		—	2	(2)

Total	$(13)	$15	$(28)		$7	$14	$(7)

Total Sara Lee International Business

Net Sales	$1,524	$1,594	$(70)	(4.3)%	$2,971	$3,024	$(53)	(1.8)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$97	$(97)		$—	$81	$(81)
Dispositions	—	3	(3)		—	6	(6)

Total	$—	$100	$(100)		$—	$87	$(87)

Operating segment income	$142	$244	$(102)	(42.5)%	$325	$464	$(139)	(30.1)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$16	$(16)		$—	$15	$(15)
Exit activities and business dispositions	(38)	14	(52)		(33)	14	(47)
Accelerated depreciation	(8)	(3)	(5)		(12)	(6)	(6)
Transformation charges	(5)	—	(5)		(10)	—	(10)
Dispositions	—	—	—		—	2	(2)

Total	$(51)	$27	$(78)		$(55)	$25	$(80)

Branded Apparel

Net Sales	$1,182	$1,241	$(59)	(4.8)%	$2,319	$2,459	$(140)	(5.7)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(6)	$6
Acquisitions	14	24	(10)		20	24	(4)

Total	$14	$23	$(9)		$20	$18	$2

Operating segment income	$169	$154	$15	9.7%	$291	$300	$(9)	(3.0)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$1	$(1)		$—	$—	$—
Exit activities and business dispositions	—	2	(2)		—	8	(8)
Restructuring charges	(1)	—	(1)		(1)	—	(1)
Acquisitions	1	—	1		1	—	1

Total	$—	$3	$(3)		$—	$8	$(8)

Second Quarter Fiscal 2006 Unit Volume Overview

Unit volume changes versus Fiscal 2005

	Second Quarter Fiscal 2006	Six Months Fiscal 2006
Sara Lee Corporation	1%	(1)%

Sara Lee Food & Beverage	4%	1%

North American Retail Meats	8%	6%
North American Retail Bakery (incl. Senseo)	1%	(2)%

Sara Lee Foodservice	5%	3%

Sara Lee International	0%	(4)%
International Beverage (roast and ground coffee)	1%	(7)%
European Meats	(1)%	1%
International Bakery	0%	0%
Global Household & Body Care (four core categories)	(2)%	(3)%

Branded Apparel*	(3)%	(3)%

*	Excludes unit volume impacts from the European branded apparel businesses, which have been reported as discontinued operations.

Brand Segmentation Strategy Update

Fiscal 2006 – Six Months Year-to-Date

Sales by Segment

($ in millions)

	Six Months FY 2006	% Change vs. FY 2005*	Positive/(Negative) Effect of Currency Rate Changes* (percentage points)
Strategic Investment	$1,814	9%	(1	) pts.
Support and Grow	2,164	(5)	—
Sustain	1,700	(3)	(2)
Manage for Cash	1,512	(8)	(1)

Total Retail	7,190	(2)	(1)
Foodservice/Other	1,450	2	(1)

Total	$8,640	(1)%	—	pts.

Strategic Investment Brand Sales ($ in millions)

	Six Months FY 2006	% Change vs. FY 2005*	Positive/(Negative) Effect of Currency Rate Changes* (percentage points)
Sara Lee	$452	19%	—	pt.
Ball Park	119	4	—
Hillshire Farm	342	13	—
Jimmy Dean	232	15	—
Senseo	163	7	(5)
Ambi Pur	170	(16)	(2)
Champion	258	9	(1)
Just My Size	78	1	—

Total	$1,814	9%	(1	) pts.

Retail Sales and MAP Spending – Percent to Total Retail

	Six Months Sales		Six Months MAP
	FY 2006	FY 2005	FY 2006	FY 2005
Strategic Investment	25%	23%	37%	38%
Support and Grow	30	31	37	36
Sustain	24	24	17	18
Manage for Cash	21	22	9	8

Total Retail	100%	100%	100%	100%

*	In order to calculate the % change in sales on a constant currency basis, the reported % change vs. Fiscal Year 2005 should be increased by the negative currency rate changes and decreased by the positive currency rate changes.